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                                                                    EXHIBIT 99.1


CENTURY COMPLETES ACQUISITION OF KENTUCKY PLANT

           April 2, 2001 --Monterey, CA - Century Aluminum Company (NASDAQ:
CENX) has completed the acquisition of the NSA primary plant at Hawesville, KY from Southwire Company and assumed operating and management control of the facility today. Century holds an 80 percent share in the plant and Glencore holds the remainder.

           Century completed financing of the acquisition on March 28. The arrangements include $325 million of 7-year senior secured first mortgage notes with a coupon of 11.75%; a $100 million revolving credit facility with Fleet Capital, Inc.; and the purchase by Glencore of $25 million of convertible preferred shares in Century that are convertible into common stock at $17.92 a share.

           The Hawesville plant has more than 800 employees and capacity to produce 237,000 metric tons per year (mtpy) of mostly high purity aluminum. Southwire will continue to operate an adjacent mill that produces aluminum rod and cable. Century is supplying the mill with molten, high-purity aluminum under a long-term contract.

           Announcing the completion of the acquisition, Craig A. Davis, Century Chairman and Chief Executive Officer, said:

           "The Hawesville plant is a significant and positive addition to our growing portfolio of primary aluminum assets. This acquisition substantially increases the size of our company and is another step in our strategy to become a significant and lower cost worldwide producer of primary aluminum."

           Glencore, based in Baar, Switzerland, is a leading privately held diversified natural resources group with worldwide interests in the mining, smelting, refining, processing and trading of metals and minerals, energy products and agricultural products. It currently owns 39 percent of the outstanding shares of Century common stock.

           Southwire manufactures wire and cable. The company's technologies and products, including building wire and cable, copper and aluminum rod and utility cable products, are distributed worldwide. Southwire is a privately held and based in Carrollton, GA.

           Century now owns 465,000 mtpy of primary aluminum capacity. In addition to the Hawesville plant, the company owns and operates a 168,000-mtpy reduction plant at Ravenswood, WV and owns a 49.67 percent share in a 215,000-mtpy reduction plant at Mt. Holly, SC. Alcoa, Inc. owns the remainder of the Mt. Holly facility and is the operating partner. Century's corporate offices are located in Monterey, CA.
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Editorial contact:  A. T. Posti (831) 642-9364